Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information
	Media Contact:	Jay Fredericksen 904-357-9106

	Investor Contact:	Parag Bhansali 904-357-9155

Rayonier Provides Details on New Zealand Forests Sale/Investment,

Exit from MDF Business, and Other Items

JACKSONVILLE, Florida, July 20, 2005 – Rayonier (NYSE:RYN) today provided additional detail on its July 15, 2005, announcement regarding its participation in a consortium to purchase New Zealand forests, the decision to exit its non-core medium-density fiberboard (MDF) business and the favorable resolution of certain tax audits.

New Zealand Forests Transactions

As previously announced, Rayonier (through its REIT) is participating in a consortium, led by RREEF Infrastructure, the global infrastructure investing arm of Deutsche Asset Management, which on July 15, 2005, agreed to purchase 235,000 acres of New Zealand forests from Carter Holt Harvey (CHH) for approximately US$296 million (at a New Zealand/U.S. dollar exchange rate of .68). The consortium also agreed to purchase Rayonier’s 118,000 acres of New Zealand forests for approximately $184 million. Rayonier will manage the combined assets and hold an investment in the consortium ranging from 40 to 49.7 percent, depending on additional third party equity participation and the consortium’s level of debt. The transactions, which require the approval of the New Zealand Overseas Investment Commission and completion of other customary closing conditions, are expected to close in the fourth quarter. Upon completion, the consortium with 353,000 acres will be the third largest forest owner in New Zealand.

The transactions will result in an after-tax gain of approximately $73 million; however, recognition of the gain under U.S. GAAP is limited to the extent of net cash proceeds, due to Rayonier’s investment in the consortium. At a 49.7 percent equity investment, a gain of approximately $28 million, or 54 cents per share, is expected to be recognized in the fourth quarter upon closing. The majority of the remaining $45 million gain will be recognized in subsequent years as the timber is harvested, estimated at $2 to $3 million per year. The transactions will result in approximately $61 million of net cash proceeds to be redeployed back to the U.S.

If additional third party equity participation results in a decrease in Rayonier’s investment in the consortium to 40 percent, the after-tax gain on sale recognized upon closing would increase to approximately $38 million, or 74 cents per share, and net cash proceeds would increase to approximately $83 million.

Lee Nutter, Rayonier Chairman, President and CEO, said: “Australasia continues to be an attractive region for timberland investment and this transaction is clearly a unique opportunity and win-win for Rayonier and our co-investors. It not only increases our footprint in this important region through shared ownership but allows us to utilize our forest management expertise to further increase value. In addition, it affords us the opportunity to place our New Zealand forests into our tax-efficient REIT structure, partially monetize our existing forest investment and return cash to the U.S. The proceeds will further support growth of our higher-and-better use real estate business in Florida and Georgia and additional timberland acquisitions.”

(For financial details of the company’s investment in the consortium, see Attachment I.)

Sale of New Zealand Medium-Density-Fiberboard (MDF) Business

On June 28, Rayonier’s Board of Directors authorized the company to pursue a sale of its non-strategic MDF business located in Mataura, New Zealand. As a result, the MDF business will be treated as a discontinued operation for financial statement purposes and Rayonier will record a second quarter $24 million, or 47 cents per share, write-down to estimated net realizable value. (See Attachment II.)

“In exiting the MDF business, we are continuing to sharpen our management focus on our core businesses of timberland, real estate and performance fibers,” Nutter said.

Settlement of 1998-1999 Tax Audits

The company has reached a settlement with the Internal Revenue Service (IRS) on issues pertaining to 1998 and 1999 tax years, which will result in a second quarter discrete tax benefit of $7.2 million, or 14 cents per share, and an approximate $3 million refund of tax deposits.

Outlook

Preliminary second quarter results, excluding the MDF write-down and IRS settlement, are above consensus estimates, primarily due to increased operating income and a lower effective tax rate driven by favorable foreign exchange movement and like-kind exchange benefits.

Full-year results are also expected to be above consensus estimates, both including and excluding the items noted above. Continued strong demand for real estate, lumber and Northwest timber, as well as a more favorable effective tax rate, are driving the improvement.

A conference call to discuss these developments will be held on Wednesday, July 20, at 11 a.m. EDT. Interested parties may listen to the conference call by dialing 303-262-2142. Listeners should call in 15 minutes prior to the start of the teleconference. To listen via the live webcast, log onto www.rayonier.com and follow the link. A replay will also be available on the site shortly after the call and will be archived there for one month.

As a reminder, the company also has scheduled a conference call on Tuesday, July 26, at 4:15 p.m. EDT to discuss second quarter earnings which will be released earlier that day.

Rayonier has 2.2 million acres of timberland and real estate in the U.S. and New Zealand. It recently formed a real estate company, TerraPointe LLC, to maximize the value of its extensive higher-and-better use properties, particularly in the fast-growing coastal counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. The company is also the world’s leading producer of high performance specialty cellulose fibers and has customers in more than 50 countries.

Comments relating to anticipated earnings, acquisitions and transactions to be completed, and taxes are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: the ability of the company and the consortium to fulfill the conditions necessary to complete the transaction described in this release, including, without limitation, receipt of approval of the New Zealand Overseas Investment Commission, and the ability of the company to effectuate a sale of its MDF business on acceptable terms. In addition, future earnings could be affected by changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for or supply of cellulose specialties, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of real estate sale transactions; changes in law or policy that might limit or restrict the development of real estate, particularly in the Southeast U.S.; the ability of the company to identify and complete timberland acquisitions; the company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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Attachment I

Rayonier Inc.

Summary of New Zealand Forest Assets Transactions

($ in Millions; New Zealand/U.S. Dollar Exchange Rate of .68)

Selected Consortium Operational Data

Carter Holt Harvey (CHH) Forest Acres Acquired	235,000
Rayonier New Zealand (RNZ) Forest Acres Acquired	118,000

Consortium Forest Ownership	353,000

Estimated First Year Harvest (Metric Tons)	2,460,000

Rayonier Gain on Sale of Forest Assets

Sale of RNZ Forest Assets	$184
Basis of RNZ Forest Assets Sold	(87)

Pre-tax Gain	97
Tax Expense	(24)

Gain on Sale	73
Gain Deferred (Based on Net Cash Proceeds)	(45)

Gain on Sale Recognized at Closing	$28

Rayonier Net Cash Proceeds

Proceeds from Sale of RNZ Forest Assets to Consortium	$184
Cash Taxes Payable	(6)

Net Cash to Rayonier New Zealand	178
REIT Cash Investment in Consortium	(117)

Rayonier Net Cash Proceeds	$61

Rayonier Investment in Consortium

CHH Forest Assets Acquired	$296
RNZ Forest Assets Acquired	184
Working Capital	11

Total Investment	491

Third Party Debt	255
Third Party (Non-Rayonier) Equity	119

Rayonier Investment in Consortium	$117

Attachment II

Rayonier New Zealand

Medium-Density-Fiberboard Business

($ in Millions, Except Per Share Information)

	Three Months Ended		Six Months Ended		Year Ended
	June 30, 2005	March 31, 2005	June 30, 2005	June 30, 2004	December 31, 2004
Sales	$11.5	$11.4	$22.9	$20.2	$44.2
Operating Income (Loss) *	$(1.4)	$(0.8)	$(2.2)	$(1.6)	$(3.0)

Net Income (Loss), Excluding Write-down	$(0.6)	$(0.4)	$(1.0)	$(1.7)	$(3.2)

Write-down to Fair Market Value	(33.2)	—	(33.2)	—	—
Income Tax Benefit	9.1	—	9.1	—	—

Net Write-down	(24.1)	—	(24.1)	—	—

Net Income (Loss)	$(24.7)	$(0.4)	$(25.1)	$(1.7)	$(3.2)

Diluted Earnings (Loss) Per Share	$(0.48)	$(0.01)	$(0.49)	$(0.03)	$(0.06)

EBITDA	$0.5	$0.9	$1.5	$2.1	$4.4

Assets Held for Sale	$54.6	$80.2	$54.6	$82.2	$81.4
Liabilities Associated with Assets Held for Sale	(3.9)	(4.3)	(3.9)	(3.0)	(4.9)

Net Assets Held for Sale	$50.7	$75.9	$50.7	$79.2	$76.5

* Excludes administrative and general expense allocations as follows:	$0.2	$0.2	$0.4	$0.5	$1.0